Exhibit 99.1
N e w s  R e l e a s e

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	January 21, 2008
ELS REPORTS FOURTH QUARTER RESULTS
Strong Core Performance and One-Time Gains
          CHICAGO, IL – January 21, 2008 – Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced results for the quarter and year ended December 31, 2007.
     a) Financial Results
          For the fourth quarter 2007, Funds From Operations (“FFO”) was $21.8 million, or $0.72 per share on a fully diluted basis, compared to $18.4 million, or $0.61 per share on a fully diluted basis for the same period in 2006. For the year ended December 31, 2007, FFO was $92.8 million, or $3.05 per share on a fully diluted basis, compared to $82.4 million, or $2.72 per share on a fully diluted basis for the same period in 2006.
          For the fourth quarter 2007, net income available to common stockholders totaled $4.7 million, or $0.19 per share on a fully diluted basis compared to $1.8 million, or $0.07 per share on a fully diluted basis for the same period in 2006. For the year ended December 31, 2007, net income available to common stockholders totaled $32.1 million, or $1.31 per share on a fully diluted basis compared to $16.6 million, or $0.69 per share on a fully diluted basis for the same period in 2006.
          The results for the quarter include an adjustment to the expense the Company incurred in connection with its 2005 defeasance transaction. This adjustment of approximately $1.1 million of additional FFO or approximately $0.9 million of net income available to common stockholders is included in income from other investments, net. See the attachment to this press release for reconciliation of FFO and FFO per share to net income and net income per share, respectively, the most directly comparable GAAP measures.
     b) Portfolio Performance
          Fourth quarter 2007 property operating revenues were $91.1 million, compared to $84.8 million in the fourth quarter of 2006. Property operating revenues for the year ended December 31, 2007 were $376.2 million, compared to $346.4 million for the same period in 2006.
          For the quarter ended December 31, 2007, our Core1 property operating revenues increased approximately 5.4 percent and Core property operating expenses increased approximately 6.0 percent, resulting in an increase of approximately 4.9 percent to income from Core property operations over the quarter ended

[1]	Properties we owned for the same period in both years.

December 31, 2006. For the year ended December 31, 2007, our Core property operating revenues increased approximately 5.9 percent, while Core property operating expenses increased approximately 5.2 percent, resulting in an increase of approximately 6.4 percent in income from Core property operations over the year ended December 31, 2006.
          For the quarter ended December 31, 2007, the Company had 94 new home sales (including eight third-party sales), a 55 percent decrease as compared to the quarter ended December 31, 2006. Gross revenues from home sales were approximately $6.6 million for the quarter ended December 31, 2007, compared to approximately $14.7 million for the quarter ended December 31, 2006. Net loss from home sales and other was approximately ($1.0) million for the quarter ended December 31, 2007, compared to ($0.3) million for the quarter ended December 31, 2006. For the year ended December 31, 2007, the Company had 440 new home sales (including 45 third-party sales), a 44 percent decrease as compared to the same period in 2006. Gross revenues from home sales were approximately $33.3 million for the year ended December 31, 2007, compared to approximately $61.2 million for the same period in 2006. Net loss from home sales and other was approximately ($1.0) million for the year ended December 31, 2007, compared to net income from home sales and other of approximately $2.1 million for the year ended December 31, 2006.
     c) Asset-related Transactions
          On October 11, 2007, we acquired a 305-site resort property known as Tuxbury Resort, on approximately 193 acres in Amesbury, Massachusetts, including approximately 100 acres of potential expansion land. The purchase price was approximately $7.3 million and the seller provided financing of approximately $1.2 million that matures in January 2010.
          On November 30, 2007, we sold Holiday Village, a 519-site all-age manufactured home community in Sioux City, Iowa for $2.6 million. A gain of sale of approximately $0.6 million was recognized in the fourth quarter of 2007.
          We currently have two all-age properties held for disposition and are in various stages of negotiations for sale. The Company plans to reinvest the proceeds from the sales of these properties or reduce its outstanding lines of credit.
     d) Balance Sheet
          During the quarter ended December 31, 2007, the Company received approximately $2.2 million of proceeds related to its outstanding insurance claims on the 2004 and 2005 hurricanes. The Company recognized a gain on insurance recovery of approximately $0.6 million, which is net of approximately $0.2 million of contingent legal fees and included in income from other investments, net.
          During the quarter ended December 31, 2007, the Company paid off a $6.5 million mortgage that matured and paid down $7.7 million of the mortgage debt on Tropical Palms RV Resort. The Tropical Palms RV Resort mortgage debt balance is currently $12 million and matures in December 2008.
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.1 percent per annum. Our unsecured debt balance currently consists of approximately $91 million outstanding on our lines of credit, which have a current availability of approximately $279 million. Interest coverage was approximately 2.0 times in the quarter ended December 31, 2007 and 2.1 times for the year ended December 31, 2007.
     e) Guidance
          Guidance for 2008 FFO per share, on a fully diluted basis, is projected to be in the range of $3.15 to $3.30 for the year ended December 31, 2008 and in the range of $1.04 to $1.07 for the quarter ended March 31, 2008. FFO per share on a fully diluted basis for the quarter ended March 31, 2007 was $1.04 and included $2.0 million in joint venture income due to the receipt of refinancing proceeds in excess of basis. The Company expects Core property operating revenue for 2008 to grow at approximately 3.5 to 4.0 percent over 2007, assuming stable occupancy. In 2008, the Company expects income from Core property operations to grow from approximately 2.5 to 3.0 percent over 2007. Our 2007 acquisitions contributed approximately $2 million in property operating revenue and approximately $1 million of income from property operations in 2007. The Company expects 2007 acquisitions will contribute approximately $2 million to income from property operations in 2008. Our 2008 guidance assumes no contribution from our sales operation.
          In 2008, other income and expenses are expected to be approximately $8 million. The Company’s projected interest expense assumes an average outstanding mortgage loan balance of approximately $1.55 billion at an overall interest rate (including amortization) of 6.2 percent per annum. In addition, it is anticipated that the Company’s average outstanding balance on its lines of credit will be approximately $80 million at an overall interest rate of approximately 5.75 percent per annum. Short-term interest rates will impact the Company’s borrowing costs and its 2008 financial results.
          The Company recognizes that the calculation of projected FFO per share on a fully diluted basis based upon the guidance assumptions above is near the high end of our 2008 guidance range. The Company’s guidance range acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. The Company’s guidance assumes that we will not consolidate the operations of Privileged Access with the Company in 2008.
          Additional factors impacting 2008 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases; and iv) occupancy changes. Results for 2008 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as hurricanes; iv) potential acquisitions, investments and dispositions; v) refinancing of approximately $180 million of mortgage debt maturing in 2008; vi) changes in interest rates; vii) renewal of our property and casualty insurance policies during March 2008; and viii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 312 quality properties in 28 states and British Columbia consisting of 112,958 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on January 22, 2008.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates;

•	whether we will consolidate Privileged Access and the effects on our financials if we do so; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006

Property Operations:
Community base rental income	$59,743	$57,198	$236,933	$225,815
Resort base rental income	23,036	20,445	102,372	89,925
Utility and other income	8,298	7,198	36,849	30,643

Property operating revenues	91,077	84,841	376,154	346,383

Property operating and maintenance	31,662	28,950	127,342	116,179
Real estate taxes	5,783	6,124	27,429	26,246
Property management	4,445	3,553	18,385	17,079

Property operating expenses	41,890	38,627	173,156	159,504

Income from property operations	49,187	46,214	202,998	186,879

Home Sales Operations:
Gross revenues from inventory home sales	6,566	14,670	33,333	61,247
Cost of inventory home sales	(6,349)	(13,269)	(30,713)	(54,498)

Gross profit from inventory home sales	217	1,401	2,620	6,749
Brokered resale revenues, net	280	406	1,528	2,129
Home selling expenses	(1,710)	(2,450)	(7,555)	(9,836)
Ancillary services revenues, net	213	321	2,436	3,027

(Loss) income from home sales and other	(1,000)	(322)	(971)	2,069

Other Income and Expenses:
Interest income	274	541	1,732	1,975
Income from other investments, net	7,085	4,648	22,595	20,102
Equity in income of unconsolidated joint ventures	987	515	4,123	4,448
General and administrative	(4,461)	(2,418)	(15,710)	(12,760)
Rent control initiatives	(500)	(658)	(2,657)	(1,157)

Operating income (EBITDA)	51,572	48,520	212,110	201,556

Interest and related amortization	(25,650)	(25,994)	(103,070)	(103,161)
Income from discontinued operations	55	23	289	520
Depreciation on corporate assets	(100)	(98)	(437)	(410)
Income allocated to Preferred OP Units	(4,039)	(4,039)	(16,140)	(16,138)

Funds from operations (FFO)	$21,838	$18,412	$92,752	$82,367

Depreciation on real estate and other costs	(16,322)	(15,706)	(63,554)	(60,276)
Depreciation on unconsolidated joint ventures	(339)	(444)	(1,427)	(1,909)
Depreciation on discontinued operations	—	(21)	—	(84)
Gain on sale of properties	592	—	12,036	852
Income allocated to Common OP Units	(1,113)	(455)	(7,705)	(4,318)

Net Income available to Common Shares	$4,656	$1,786	$32,102	$16,632

Net income per Common Share – Basic	$0.19	$0.08	$1.33	$0.71
Net income per Common Share – Fully Diluted	$0.19	$0.07	$1.31	$0.69

FFO per Common Share – Basic	$0.73	$0.62	$3.10	$2.78
FFO per Common Share – Fully Diluted	$0.72	$0.61	$3.05	$2.72

Average Common Shares – Basic	24,161	23,584	24,089	23,444
Average Common Shares and OP Units – Basic	29,997	29,679	29,959	29,609
Average Common Shares and OP Units – Fully Diluted	30,439	30,333	30,414	30,241

Equity LifeStyle Properties, Inc.
(Unaudited)
Total Common Shares and OP Units Outstanding:

	As Of	As Of
	December 31,	December 31,
	2007	2006

Total Common Shares Outstanding	24,348,517	23,928,652
Total Common OP Units Outstanding	5,836,043	6,090,068
Selected Balance Sheet Data:

	December 31,	December 31,
	2007	2006
	(amounts in 000s)	(amounts in 000s)
Total real estate, net	$1,901,904	$1,901,651
Cash and cash equivalents	$5,785	$1,605
Total assets (1)	$2,033,695	$2,055,831

Mortgage notes payable	$1,556,392	$1,586,012
Unsecured debt	$103,000	$131,200
Total liabilities	$1,744,978	$1,795,919
Minority interest	$217,776	$212,794
Total stockholders’ equity	$70,941	$47,118
Manufactured Home Site Figures and Occupancy Averages: (1)

	Quarters Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
Total Sites	44,160	44,144	44,157	43,841
Occupied Sites	39,927	39,866	39,919	39,519
Occupancy %	90.4%	90.3%	90.4%	90.1%
Monthly Base Rent Per Site	$498.77	$478.26	$494.61	$476.17
Core Monthly Base Rent Per Site	$504.61	$483.78	$500.35	$480.45
Home Sales: (1)

	Quarters Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
New Home Sales Volume (2)	94	209	440	783
New Home Sales Gross Revenues	$6,071	$14,162	$31,116	$58,799

Used Home Sales Volume (3)	72	73	296	370
Used Home Sales Gross Revenues	$495	$508	$2,217	$2,448

Brokered Home Resale Volume	198	240	967	1,255
Brokered Home Resale Revenues, net	$280	$406	$1,528	$2,129

(1)	Results of continuing operations.

(2)	Quarter and twelve months ended December 31, 2007 include eight and 45 third-party dealer sales, respectively. Quarter and twelve months ended December 31, 2006 include 33 and 79 third-party dealer sales, respectively.

(3)	Quarter and twelve months ended December 31, 2007 include four and nine third-party dealer sales, respectively. Quarter and twelve months ended December 31, 2006 include four and thirteen third-party dealer sales, respectively.

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of December 31, 2007:

Sites
Community sites (1)	44,800
Resort sites:
Annuals	19,400
Seasonal	8,300
Transient	9,800
Membership (2)	24,100
Joint Ventures (3)	6,300

112,700

(1)	Includes 655 sites from discontinued operations.

(2)	All sites are currently leased to Privileged Access.

(3)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.
Funds available for distribution (FAD):

	Quarters Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
Funds from operations	$21,838	$18,412	$92,752	$82,367
Non-revenue producing improvements to real estate	(3,608)	(4,007)	(14,458)	(12,575)

Funds available for distribution	$18,230	$14,405	$78,294	$69,792

FAD per Common Share – Basic	$0.61	$0.49	$2.61	$2.36
FAD per Common Share – Fully Diluted	$0.60	$0.47	$2.57	$2.31

Earnings and FFO per Common Share Guidance on a fully diluted basis (unaudited) (4)

	Full Year 2008
	Low	High
Projected net income	$0.81	$0.94
Projected depreciation	2.14	2.14
Projected income allocated to common OP Units	0.20	0.22

Projected FFO available to common shareholders	$3.15	$3.30

(4)	Guidance assumes that the Company will not consolidate the operations of Privileged Access.
          Funds from Operations (“FFO”) is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.